EXHIBIT 99.1


On October 1, 2004, the Registrant issued the following news release:

   "AMERICAN RECEIVES $1.2 MILLION FROM THE SALE OF COAL BED METHANE INTERESTS


     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board: "AOGI") today announced that it has closed on the previously announced sale of 90% of its interest in its West Recluse, Glasgow and Bill coalbed methane acreage in the Powder River Basin of Wyoming and has received approximately $1.2 million in gross sales proceeds. Included in the sale is 90% of its interest in its existing seven producing West Recluse wells. As part of the agreement, American has retained a 10% working interest in the seven producing wells and will retain a 5% carried working interest in any additional wells drilled on this acreage. To date, the purchaser has drilled 25 additional wells that are in various stages of completion.

     "We are pleased to report that we have closed on this sale," said Andy Calerich, President of American Oil & Gas, Inc. "By combining the proceeds from this sale with the proceeds from the $4.5 million private placement announced earlier this week, we expect to move forward rapidly with our expanding project portfolio."

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about the Company can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #



     This release and the Company's website referenced in this release contains forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector in which securities prices are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity."